ASSET PURCHASE AND SALE AGREEMENT

                         BY AND BETWEEN

        FOOD COURT ENTERTAINMENT NETWORK, INC., as Seller

                               and

           PRIME SPOT MEDIA U.S.A., INC., as Purchaser










                     Dated:   April   , 1998

                        TABLE OF CONTENTS

                                                             Page

ARTICLE I
CERTAIN DEFINITIONS..........................................  2
     1.1   "Affiliate".......................................  2
     1.2   "Agreement".......................................  2
     1.3   "Assignable Contracts"............................  2
     1.4   "Assumed Liabilities".............................  2
     1.5   "Business"........................................  2
     1.6   "Closing".........................................  2
     1.7   "Closing Date.....................................  2
     1.8   "Consent Contracts"...............................  3
     1.9   "Contracts........................................  3
     1.10  "Disclosure Schedule..............................  3
     1.11  "Documents".......................................  3
     1.12  "Equipment........................................  3
     1.13  "Escrow Agent"....................................  3
     1.14  "Escrow Closing"..................................  3
     1.15  "Escrowed Funds"..................................  3
           1.16  "Excluded Assets............................  3
     1.17  "Excluded Liabilities"............................  4
     1.18  "Intangible Assets................................  4
     1.19  "Inventory........................................  4
     1.20  "Mall Operators"..................................  4
     1.21  "Mall Operating Agreements".......................  5
     1.22  "Mall Payments"...................................  5
     1.23  "Marks"...........................................  5
     1.24  "Material Adverse Effect".........................  5
     1.25  "Miscellaneous Assets"............................  5
     1.26  "Permits".........................................  5
     1.27  "Person"..........................................  6
     1.28  "Purchase Price"..................................  6
     1.29  "Purchased Assets"................................  6
     1.30  "Rejected Agreement"..............................  6
     1.31  "Subcontract".....................................  6
     1.32  "Taxes"...........................................  6
     1.33  "Transaction".....................................  7
     1.34  "Unassignable Contract"...........................  7

ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS........................  7
     2.1   Purchase of Assets................................  7
     2.3   Purchase Price....................................  7
     2.4   Payment of Purchase Price.........................  7
     2.5   Expenses of Transfer and Taxes....................  8
     2.6   Escrow Funds......................................  8

ARTICLE III
ASSUMED LIABILITIES.......................................... 11
     3.1   Assumption of Liabilities......................... 11
     3.2   Excluded Liabilities.............................. 11

ARTICLE IV
THE CLOSING.................................................. 12
     4.1   Time and Place.................................... 12
     4.2   Deliveries by Food Court.......................... 13
     4.3   Deliveries by Prime Spot.......................... 14

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FOOD COURT................. 14
     5.1   Organization and Good Standing.................... 14
     5.2   Corporate Authority............................... 15
     5.3   No Breach......................................... 15
     5.4   Valid Agreement................................... 15
     5.5   Financial Data.................................... 16
     5.6   Operation of Business............................. 16
     5.7   Contracts......................................... 17
     5.8   Compliance with Applicable Law.................... 18
     5.9   Legal Proceedings................................. 18
     5.10  Labor Matters..................................... 18
     5.11  Taxes............................................. 19
     5.12  Purchased Assets.................................. 19
     5.13  Intangible Assets................................. 19
     5.14  Environment, Health and Safety.................... 20
     5.15  Absence of False or Misleading Information........ 21

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PRIME SPOT................. 21
     6.1   Organization and Good Standing.................... 21
     6.2   Corporate Authority............................... 21
     6.3   No Breach......................................... 22
     6.4   Valid Agreement................................... 22
     6.5   Legal Proceedings................................. 22
     6.6   Compliance with Applicable Law.................... 23

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS.......................... 23
     7.1   Conduct of Food Court's Business.................. 23
     7.2   Investigation by Prime Spot....................... 24
     7.3   Consents.......................................... 24
     7.4   Regulatory Authorization.......................... 25
     7.5   Fulfillment of Conditions......................... 25
     7.6   Announcements..................................... 26
     7.7   Employees......................................... 26
           (a)   Employment Offers........................... 26
           (b)   Benefits.................................... 26
     7.8   Transition and Post-Closing Cooperation........... 26
     7.9   Allocation of Consideration....................... 27
     7.10  Bulk Sales Act.................................... 27
     7.11  Further Assurances and Access to Records.......... 28
     7.12  Approval of Transactions.......................... 29
     7.13  Subcontract....................................... 29

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PRIME SPOT........ 30
     8.1   Representations and Warranties True............... 31
     8.2   Covenants Performed............................... 31
     8.3   Resolutions of Directors.......................... 31
     8.4   Litigation........................................ 32
     8.5   Mall Operating Agreements......................... 32
     8.6   Opinion........................................... 32
     8.7   Government Approval............................... 32

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FOOD COURT........ 33
     9.1   Representations and Warranties True............... 33
     9.2   Covenants Performed............................... 33
     9.3   Resolutions of Directors.......................... 33
     9.4   Litigation........................................ 34
     9.5   Opinion........................................... 34
     9.6   Government Approval............................... 34

ARTICLE X
SURVIVAL AND INDEMNIFICATION................................. 34
     10.1  Survival of Representations, Etc.................. 34
     10.2  Indemnification by Food Court..................... 35
     10.3  Indemnification by Prime Spot..................... 36
     10.4  Indemnification Procedures........................ 36

ARTICLE XI
GENERAL...................................................... 39
     11.1  Termination....................................... 39
     11.2  Books and Records................................. 39
     11.3  Notices........................................... 39
     11.4  Integration and Modification...................... 40
     11.5  Governing Law..................................... 41
     11.6  Binding Effect; No Assignment..................... 41
     11.7  Counterparts...................................... 41
     11.8  Miscellaneous Rules of Construction............... 42
     11.9  Expenses.......................................... 42
     11.10 Waiver............................................ 42

                            EXHIBITS

4.2(i)     Bill of Sale

4.2(ii)    Assignment of Intangible Assets

4.1(iii)   Assignment and Assumption Agreement

4.1(iv)    Assignment of Marks



                            SCHEDULES

1.9        Contracts

1.12       Equipment

1.23       Marks

Article V  Disclosure Schedule

5.5        Financial Statements

7.9        Section 1060 Allocation

               ASSET PURCHASE AND SALE AGREEMENT

           THIS AGREEMENT is made and entered into as of this
day of April, 1998 by and between FOOD COURT ENTERTAINMENT NETWORK, INC., a Delaware corporation with its principal place of business at 220 East 42nd Street, New York, NY 10017, USA, ("Food Court"), and PRIME SPOT MEDIA U.S.A., INC., a New York corporation with its principal place of business in care of Satterlee Stephens Burke & Burke LLP, 230 Park Avenue, New York, NY 10169 ("Prime Spot").
                      W I T N E S S E T H:
           WHEREAS, Food Court owns and operates a television network and related equipment and transmits and displays television programming within shopping malls; and
           WHEREAS, Prime Spot desires to purchase certain Food Court assets and is willing to assume certain Food Court liabilities associated therewith and Food Court is willing to sell such assets and assign such liabilities to Prime Spot, upon the terms and conditions hereinafter set forth.
           NOW, THEREFORE, in consideration of the
representations and warranties hereinafter set forth, the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Prime Spot and Food Court hereby agree as follows:
                            ARTICLE I
                       CERTAIN DEFINITIONS
           As used herein, the following terms shall have the
following meanings:
           1.1 "Affiliate" means as to any Person, each other Person that directly or indirectly controls, or is controlled by or under common control with such Person.
           1.2 "Agreement" means this Agreement and all exhibits, schedules or other documents which are annexed hereto and made a part hereof.
           1.3 "Assignable Contracts" means those Mall Operating Agreements that are assignable without consent of the Mall Operator party.
           1.4 "Assumed Liabilities" means the liabilities to be assumed by Prime Spot pursuant to Section 3.1.
           1.5 "Business" means the business, as currently conducted by Food Court, of owning and operating a television network and related equipment and transmitting and displaying television programming within shopping malls.
           1.6 "Closing" means the meeting of the parties at which the Purchased Assets are transferred to, and the Assumed Liabilities are assumed by, Prime Spot and the Purchase Price is paid to Food Court.
           1.7   "Closing Date" means 10:00 A.M., on May    ,
1998, or such other date as Prime Spot and Food Court may agree upon in writing.
           1.8 "Consent Contracts" means those Mall Operating Agreements that require the consent of the Mall Operator party prior to assignment.
           1.9 "Contracts" means all contracts, licenses and agreements between Food Court and third parties relating to the Business that are listed on Schedule 1.7 other than Rejected Contracts.
           1.10 "Disclosure Schedule" means the attached schedule of exceptions to Seller's representations and warranties that is attached as Schedule Article V.
           1.11 "Documents" means the documents described in Sections 4.2 and 4.3.
           1.12 "Equipment" means all of the tangible personal property listed on Schedule 1.9.
           1.13 "Escrow Agent" means Prime Spot's counsel, Satterlee Stephens Burke & Burke LLP.
           1.14  "Escrow Closing" has the meaning set forth in
Section 2.2.
           1.15 "Escrowed Funds" means the money that has been deposited in escrow by Prime Spot with the Escrow Agent as described in Section 2.3(a).
           1.16  "Excluded Assets" means:
                 (a) all cash or cash equivalents on hand or on deposit as of the Closing Date;
                 (b) all accounts receivable generated by the Business prior to the Closing Date;
                 (c)   all real property or interests in real
property;
                 (d) all Rejected Agreements and all Equipment and Permits that are specifically related to Rejected Agreements; and
                 (e) all other properties and assets that do not constitute part of the Purchased Assets.
           1.17 "Excluded Liabilities" has the meaning set forth in Section 3.2.
           1.18 "Intangible Assets" means (a) the Marks; (b) all of Food Court's rights in computer software, operating systems and applications owned by Food Court or used in the Business;
(c) all of Food Court's rights to all programming and graphics owned or licensed by Food Court or used in the Business; and
(d) all of Food Court's rights in slogans, technology, know-how, trade secrets, logos, copyright interests, service marks, trade names and rights to trade dress and designs relating to the Business.
           1.19 "Inventory" means all (a) hardcopy, film, videotape, audio tape and other electronic versions of materials that have been or could be incorporated in television programming; (b) all manuals, reference works and other print or electronic materials relating to the production or transmission of television programming; and (c) all raw materials, work-in-process and supplies on hand or on order as of the Closing Date.
           1.20 "Mall Operators" means all operators of shopping malls that are parties to Mall Operating Agreements.
           1.21 "Mall Operating Agreements" means those Contracts listed as Mall Operating Agreements on Schedule 1.9.
           1.22  "Mall Payments" has the meaning set forth in
Section 7.13.
           1.23  "Marks" means the trademarks appearing on
Schedule 1.23, and all of Food Court's rights under the registrations and applications in respect of such trademarks and the goodwill associated therewith.
           1.24 "Material Adverse Effect" means an effect that is, or could be, materially adverse to all or a substantial portion of the Purchased Assets, to the financial or other condition or prospects of the Business, or to the consummation of the Transaction.
           1.25 "Miscellaneous Assets" means the following assets to the extent that they are related to the Business: sales, promotion and advertising materials; business records (including data processing records) and books of account; records relating to the research and development of products, processes or services for the Business; records relating to electronic media; and Food Court's customer lists and files.
           1.26 "Permits" means all government licenses that are required to permit transmission of television signals in the manner that Food Court now transmits television signals and all other permits, licenses, orders and approvals of all federal, state and local governmental agencies or regulatory bodies required for Food Court's conduct of the Business.
           1.27 "Person" means any individual or partnership, corporation, association, trust or other entity.
           1.28  "Purchase Price" means the price set forth in
Section 2.2.
           1.29 "Purchased Assets" means all of Food Court's rights owned on the Closing Date in:
                 (i)   the Marks and other Intangible Assets;
                 (ii)  the Contracts;
                 (iii) the Equipment;
                 (iv)  the Inventory;
                 (v)   the Permits; and
                 (vi)  the Miscellaneous Assets;
exclusive of the Excluded Assets.
           1.30 "Rejected Agreement" means an Unassignable Contract that Prime Spot elects at Closing not to assume.
           1.31 "Subcontract" means the agreement as described in Section 7.13 that is executed by Prime Spot and Food Court concurrently with this Agreement.
           1.32 "Taxes" means all federal, state, local or foreign taxes, including, without limitation, income, gross receipts, value added, ad valorem, profits, payroll, stamp, occupational, premium, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
           1.33 "Transaction" means the transaction contemplated by this Agreement.
           1.34 "Unassignable Contract" means a Consent Contract for which Food Court does not obtain the Mall Operator's consent required by Section 7.3.

                           ARTICLE II
              PURCHASE AND SALE OF PURCHASED ASSETS
           2.1 Purchase of Assets. Subject to the terms and conditions herein set forth, on the Closing Date, Prime Spot will purchase and acquire the Purchased Assets from Food Court and Food Court will sell, assign, convey and transfer the Purchased Assets to Prime Spot.
           2.2 Escrow Closing. This Transaction shall close in escrow (the "Escrow Closing") concurrent with the execution of this Agreement. At the Escrow Closing, all funds required to be paid pursuant to Section 2.4 and all fully-executed Documents shall be delivered to the Escrow Agent which, at the appropriate time, shall distribute all such funds and Documents as provided in Section 2.6.
           2.3 Purchase Price. The purchase price for the Purchased Assets and Food Court's other obligations under this Agreement shall be $450,000.00.
           2.4 Payment of Purchase Price. Prime Spot has heretofore paid $45,000 of the Purchase Price to the Escrow Agent. At the Escrow Closing, Prime Spot shall pay to the Escrow Agent $405,000.
           2.5   Expenses of Transfer and Taxes.   All sales or
use Taxes arising out of the sale of the Purchased Assets to Prime Spot, all costs and expenses attributable to the transfer of title to the Intangible Assets, including without limitation all filing, recording and registration fees, costs and expenses relating thereto and all costs of packing and delivering Equipment, Inventory and Miscellaneous Assets to Prime Spot shall be paid by Prime Spot.
           2.6 Escrow Funds. Escrow Agent acknowledges that it has received the Escrowed Funds and the Documents in escrow. Escrow Agent, Food Court and Prime Spot agree that Escrow Agent is to hold and disburse or distribute the Escrowed Funds and the Documents as follows:
                 2.6.1 Escrow Agent shall hold the Escrowed Funds in its IOLA ("Interest on Lawyer Account") account which, Food Court and Prime Spot acknowledge, does not pay any interest on deposited funds.
                 2.6.2 In the event that the parties notify the Escrow Agent that the Transaction is completed, the Escrow Agent shall immediately pay the Escrowed Funds to Food Court and shall immediately distribute each of the Documents to the appropriate party.
                 2.6.3 Notwithstanding Section 2.6.2, Escrow
Agent shall (a) as agent for the parties, strike from the Assignment and Assumption Agreement (as that term is defined in Section 4.2 (iii)) all references to each Rejected Contract, and
(b) reduce the amount payable to Food Court by, and return to Prime Spot, an amount equal to $22,500 for each Rejected Contract.
                 2.6.4 If Escrow Agent receives notice from Prime Spot that an Escrow Return Event has occurred, Escrow Agent shall so notify Food Court which may, within the succeeding ten days, notify Escrow Agent that Escrow Agent, at their option, shall either (a) continue to hold the Escrow Funds and the Documents until it receives instructions jointly from the parties or
(b) pay the Escrow Funds, and deliver the Documents, into court pursuant to Section 2.6.5. An "Escrow Return Event" means that the Transaction will not be completed because (c) Food Court has misrepresented or omitted a material fact with respect to the Mall Operating Agreements or the Equipment, (d) this Agreement has been terminated pursuant to Section 11.1, (e) the transaction contemplated by this Agreement requires the approval of Food Court's shareholders but such approval has not been obtained and Food Court has not otherwise been authorized to complete this Transaction in a manner for which Food Court counsel has furnished an opinion reasonably satisfactory to Prime Spot counsel, or (h) any other Article VIII condition has neither been satisfied or waived.
                 2.6.5 With respect to the duties of the Escrow Agent, the parties acknowledge:
                 (i)   The Escrow Agent accepted the Escrowed
           Funds merely to act as an escrow agent and solely to accommodate the parties. Accordingly, the Escrow Agent is not assuming nor guaranteeing the performance of either of the parties' obligations hereunder. Neither of the parties, nor any of their respective agents or assignees, shall make any claim against the Escrow Agent relating to the Escrowed Funds or the Documents, except for claims arising from Escrow Agent's willful misconduct or gross negligence.
                 (ii)  Escrow Agent may act or refrain from
           acting in respect of any matter referred to herein in full reliance upon and with the advice of counsel which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from acting upon the advice of such counsel.
                 (iii) Escrow Agent or any member of its firm shall be permitted to act as counsel for Prime Spot in any dispute between the parties whether or not Escrow Agent continues to act as Escrow Agent.
                 2.6.6 The parties to this Agreement, jointly and severally, agree to hold Escrow Agent harmless from and against all costs, claims and expenses (including reasonable attorneys' fees) incurred in connection with the performance of Escrow Agent's duties hereunder, except to the extent that it is finally determined by any court of competent jurisdiction that any actions or omissions of Escrow Agent were taken or suffered by Escrow Agent constitute wilful misconduct or gross negligence on the part of Escrow Agent. If a dispute should arise among the parties or with any other Person as to proper disbursement of Escrowed Funds or proper distribution of the Documents, the Escrow Agent may commence an interpleader action in any court having jurisdiction and deposit with the court some or all of the Escrowed Funds and Documents. Upon the commencement of any such interpleader action, the Escrow Agent shall be absolved from any claim or liability with respect thereto.

                           ARTICLE III
                       ASSUMED LIABILITIES
           3.1 Assumption of Liabilities. On the Closing Date, Prime Spot shall assume and agree to perform and discharge when due all of Food Court's obligations thereafter arising under the Assignable Contracts and under each Consent Contract for which the consent of the relevant Mall Operator has been obtained.
           3.2 Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Prime Spot is not assuming, and does not have any responsibility or liability for the following debts, liabilities and obligations (the "Excluded Liabilities"):
                 (a) Any liabilities arising out of or relating to the Excluded Assets;
                 (b) Any liabilities for Taxes relating to the Business imposed with respect to taxable periods, or portions thereof, ending on or before the Closing Date;
                 (c) Any intercompany or intracompany accounts payable or any other claims by or amounts due to any shareholder, officer or director of Food Court;
                 (d) Any of Food Court's accounts payable or trade obligations that arose prior to the Closing Date;
                 (e) Any pension, welfare, severance or other obligations to Food Court's employees;
                 (f)   Any other debts, liabilities and
obligations for which Prime Spot has not expressly assumed responsibility pursuant to this Agreement; and
                 (g)   Any debts, liabilities or obligations
whatsoever, whether arising before or after the Closing and whether known or unknown, fixed or contingent, that are not Assumed Liabilities.

                           ARTICLE IV
                           THE CLOSING
           4.1 Time and Place. The Closing shall take place on the Closing Date at the offices of Satterlee Stephens Burke & Burke LLP, 230 Park Avenue, New York, New York 10169, or at such other place as Prime Spot and Food Court may agree in writing. The Closing Date shall occur within three days after the earliest of (a) the closing of an acquisition by Food Court of assets or of one or more companies whereby the Purchased Assets will not be "substantially all of [Food Court's] property and assets", as that term is used in Section 271 of the Delaware General Corporation Law, (b) the approval of the Transaction by Food Court shareholders, or (c) the occurrence of such other event or action that provides Food Court with legal authorization to complete the Transaction.
           4.2 Deliveries by Food Court. At the Escrow Closing, Food Court shall deposit in escrow with the Escrow Agent, in order to sell, assign, convey and transfer the Purchased Assets or cause the same to be assigned, conveyed and transferred to Prime Spot, all such executed bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of transfer and conveyance in form reasonably satisfactory to Prime Spot and its counsel, including, but not limited to:
                 (i) the Bill of Sale in substantially the form attached as Exhibit 4.2(i) hereto fully executed by Food Court;

                 (ii)  The Assignment of Intangible Assets in
                       substantially the form attached as Exhibit
                       4.2(ii) hereto fully executed by Food
                       Court;

                 (iii) An instrument, fully executed by Food
                       Court, by which Food Court assigns the
                       Contracts including at least twelve
                       Assignable Contracts and Prime Spot
                       assumes the Assumed Liabilities as of the Closing Date, in the form attached hereto as Exhibit 4.2(iii) (the "Assignment and Assumption Agreement");

                 (iv)  The Assignment of Marks in the form
                       attached as Exhibit 4.2(iv) hereto fully executed by Food Court;

                 (v) The consents referred to in Section 7.3(a) for each Consent Contracts for which such a consent has been obtained.

                 (vi) The assignment of all Permits if any, in such form as is appropriate, together with the consent of each government agency that may be required to permit Prime Spot to succeed Food Court in conducting the Business as it has been conducted by Food Court.

                 (vii) Such other duly executed instruments of
                       conveyance and transfer of the Purchased
                       Assets (including notices to third
                       parties) as Prime Spot may reasonably
                       request; and

                 (viii)     The documents referred to in
                            Sections 8.1, 8.2, 8.3 and 8.7.
           4.3 Deliveries by Prime Spot. At the Escrow Closing, Prime Spot shall deliver in escrow to the Escrow Agent either a check, or written confirmation of the wire transfer to the Escrow Agent at such bank account as the Escrow Agent shall have designated in writing to Prime Spot prior to the Escrow Closing, in the amount payable to Food Court pursuant to
Section 2.4(b) and shall execute and deliver to the Escrow Agent the following instruments and documents in form reasonably satisfactory to Food Court and its counsel:
                 (i) The Assignment and Assumption Agreement fully executed by Prime Spot;

                 (ii)  The documents referred to in Sections 9.1,
                       9.2 and 9.3 hereof.

                            ARTICLE V
                 REPRESENTATIONS AND WARRANTIES
                          OF FOOD COURT
           Food Court represents and warrants to Prime Spot as
follows:
           5.1 Organization and Good Standing. Food Court is a corporation, validly existing and in good standing under the laws of the State of Delaware; it is qualified to do business in each other state where its assets or activities require such qualification; and it has all requisite corporate power and authority to own, lease and operate the Purchased Assets.
           5.2 Corporate Authority. Food Court has full corporate authority and power to execute, deliver and perform this Agreement in accordance with its terms; this Agreement and the Transaction on Food Court's part to be performed have been duly authorized by Food Court's directors and on the Closing Date no further authorization or approval of Food Court's stockholders, directors or creditors or from any court or administrative agency will be necessary therefor or to permit Prime Spot to operate the Business.
           5.3 No Breach. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach, violation or default or give rise to an event which, either with or without notice or the passage of time, or both, would result in a breach or violation of any of the terms or provisions of Food Court's Certificate of Incorporation or By-Laws, as amended through the date hereof, or constitute or result in a breach, violation or default under any applicable statute, governmental regulation or rule, or any Contract or other note, bond, mortgage, lease, license, permit, indenture, agreement, judgment, decree, order or other instrument, obligation or restriction to which Food Court is a party or by which Food Court or any of the Purchased Assets is bound.
           5.4 Valid Agreement. This Agreement constitutes a valid and binding obligation of Food Court, enforceable against Food Court in accordance with its terms, except that enforcement may be subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally.
           5.5 Financial Data. Within two days after Food Court makes any filing (including its December 31, 1997 Form 10KSB) with the Securities and Exchange Commission it shall furnish a copy thereof to Prime Spot. All financial statements in such filing will be, and all financial statements set forth in
Schedule 5.5 (collectively, the "Financial Statements"), have been prepared by Food Court's independent auditors from Food Court's books and records in accordance with generally accepted accounting practices, consistently applied, and fairly present the financial condition and results of operations of Food Court and the Business as of such dates and for the periods then ended.
           5.6 Operation of Business. Except as and to the extent disclosed in the Disclosure Schedule, since June 30, 1997,
(a) Food Court has:
                 (i)   not incurred any obligations or
           liabilities, absolute or contingent, for which Prime Spot will be liable or otherwise responsible except obligations under the Contracts incurred in the ordinary course of business;
                 (ii) not mortgaged, pledged or subjected any of the Purchased Assets to any lien, charge or any other encumbrance, except for minor imperfections of title and liens and encumbrances not otherwise identified in the Disclosure Schedule which do not affect the Transaction or detract from the value of or impair the use of the Purchased Assets as such assets are currently utilized by Food Court;
                 (iii) not created, incurred, assumed, guaranteed or otherwise become liable with respect to any material indebtedness for money borrowed relating to or otherwise affecting any of the Purchased Assets;
                 (iv)  not experienced any change in its
           relationships with Mall Operators, except for changes
           in the ordinary course of business; and
                 (b) Food Court has not received any written or oral notice from any Mall Operator that it intends to cease doing business with Food Court; and Food Court has no reason to believe that any such event will occur.
           5.7 Contracts. The Contracts constitute all Mall Operator Agreements, and license agreements and maintenance agreements, if any, relating to the Equipment or otherwise relating to the Purchased Assets that are necessary or material to the Business. All of the Contracts are in full force and effect as of the date hereof, and to Food Court's knowledge, the parties thereto are in compliance with the material terms thereof. Except as otherwise noted or in the Disclosure Schedule, no event exists which, after the passage of time or the giving of notice, or both, would give rise to a material breach, violation or default by Food Court under any of the Contracts and no Mall Operator has informed Food Court that it intends to terminate a Mall Operating Agreement before the agreement by its terms would expire.
           5.8   Compliance with Applicable Law.
                 (a)  Food Court is in compliance with all
applicable U.S. federal, state, local or municipal laws, ordinances, certificates of occupancy, rules or regulations, except to the extent that noncompliance therewith would not have a Material Adverse Effect. Food Court is not presently subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or decree of any U.S. federal, state, municipal, or other court or governmental department, commission, board, agency or instrumentality.
                 (b)   No Permits have been required for Food
Court's conduct of the Business and no approval or authorization of or filing with any federal, state or local governmental authority is required as a condition to the execution and delivery of this Agreement, the consummation of the Transaction or the operation of the Business by Prime Spot.
           5.9 Legal Proceedings. Except as disclosed in the Disclosure Schedule, there are no civil, criminal, administrative or other legal proceedings or investigations pending or, to Food Court's knowledge, threatened, against it relating to the Business which, if adversely determined, would have a Material Adverse Effect or which question or challenge the validity of this Agreement, the Transactions or any action taken or to be taken by it in connection therewith, or its ability to perform its obligations hereunder.
           5.10 Labor Matters. Food Court is not a party to any collective bargaining agreement or labor or employee-related agreements with respect to the Business to which Prime Spot will become subject by reason of its terms or by reason of law.
           5.11 Taxes. All federal, state, and local Tax returns and reports which are required by law to be filed by Food Court have been filed and all Taxes shown thereon to be due and payable by it have been paid or an adequate reserve therefor established by Food Court.
           5.12  Purchased Assets.
                 (a) Food Court has good and marketable title to the Purchased Assets free and clear of all mortgages, liens, pledges, charges, encumbrances or restrictions of any nature whatsoever, except for Permitted Liens.
                 (b)   Except as disclosed on the Disclosure
Schedule:
                 (i) The Purchased Assets constitute all the assets that are used in connection with or are necessary to conduct the Business as it is currently being conducted by Food Court.
                 (ii)  Except for normal wear and tear, the
           Equipment is in good working order and in satisfactory condition for use in the ordinary course of the Business consistent with Food Court's past practice, and in material compliance with all applicable fire, zoning, building, safety and other similar laws, ordinances and codes.
           5.13  Intangible Assets.   Food Court is the sole
owner of the Intangible Assets. The Intangible Assets include all trademarks and other intellectual property interests that are used in connection with or are necessary for the operation of the Business as presently conducted by Food Court. All registrations of the Marks listed on Schedule 1.19 are in full force and effect. There are no infringement, interference opposition, cancellation or misappropriation claims threatened or any proceedings pending relating to any of the Intangible Assets. Except as shown on the Disclosure Schedule, Food Court is not a licensor or licensee in respect of any Intangible Assets, nor has it granted any rights thereto or interests therein to any Person.
           5.14  Environment, Health and Safety.
                 (i) Food Court has complied fully and continues to be in full compliance with all Environmental, Health, and Safety Laws (as defined below). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or, to Food Court's knowledge, threatened against Food Court in connection with its conduct of the Business alleging any failure so to comply and Food Court has received no notice of and neither knows of nor suspects, nor has any reason to know of or suspect, any fact relating to the present or prior use, ownership or occupancy of the Purchased Assets which might constitute a violation of any Environmental, Health or Safety Law.
                 (ii)  For purposes of this Section 5.14,
"Environmental, Health and Safety Laws" means all laws (including rules, regulations, building and safety codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state and local governments (and all agencies thereof) applicable to Food Court, the Purchased Assets or the Business concerning pollution or protection of the environment, public health and safety or employee health and safety.
           5.15 Absence of False or Misleading Information. No representation or warranty of Food Court contained herein, or information with respect to Food Court contained herein, or in the Schedules, Disclosure Schedule or in any written statement, certificate or other schedule furnished or to be furnished to Prime Spot by Food Court pursuant hereto or in connection with the Transaction, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statement herein or therein not false or misleading.

                           ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES
                          OF PRIME SPOT

           Prime Spot hereby represents and warrants to Food
Court as follows:
           6.1 Organization and Good Standing. Prime Spot is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.
           6.2 Corporate Authority. Prime Spot has full authority and power to execute and to perform this Agreement in accordance with its terms; this Agreement and all transactions contemplated hereby have been duly authorized by all requisite corporate action of Prime Spot and no further authorization or approval of the shareholders or directors of Prime Spot is necessary therefor or to permit Prime Spot to operate the Business.
           6.3 No Breach. The Transaction will not result in a breach, violation or default or give rise to an event which, either with or without notice or the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of Prime Spot's Charter or Articles of Association, or of any statute, governmental rule or regulation, note, bond, mortgage, license, permit, indenture, agreement, judgment, decree or other instrument or restriction to which Prime Spot is a party or by which it is bound, except that consent to this Transaction must be granted by the Vancouver Stock Exchange.
           6.4 Valid Agreement. This Agreement constitutes a valid and binding obligation of Prime Spot, enforceable against Prime Spot in accordance with its terms, except that enforcement may be subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally.
           6.5 Legal Proceedings. There are no civil, criminal, administrative or other proceedings or investigations pending, or to Prime Spot's knowledge, threatened against it which question or challenge the validity of this Agreement, any of the transactions contemplated hereby or any action taken or to be taken by it in connection therewith, or its ability to perform its obligations hereunder.
           6.6 Compliance with Applicable Law. To the best of its knowledge, Prime Spot is in compliance with all U.S. federal, state, local and municipal laws, ordinances, certificates of occupancy, rules or regulations, except to the extent that noncompliance therewith would not have a Material Adverse Effect.

                           ARTICLE VII
               ADDITIONAL COVENANTS AND AGREEMENTS
            7.1 Conduct of Food Court's Business. During the period from the date hereof through the Closing Date, except as otherwise agreed to by Prime Spot:
                 (a) Food Court shall conduct the Business in the ordinary and usual course, consistent with past practice; shall maintain its financial books and records in accordance with generally accepted accounting principles, consistently applied and shall keep its other books, records and files current and complete; shall maintain its relationships with and the goodwill of Persons doing business with it; and shall take such actions as may be necessary to protect and preserve the Purchased Assets, or any part thereof.
                 (b)   Except in the ordinary course of the
Business, Food Court shall not:
                 (i) mortgage, pledge or otherwise encumber any of the Purchased Assets, or subject them to any lien, except for Permitted Liens;
                 (ii)  sell or transfer any of the Purchased
           Assets; or
                 (iii) make any commitment or incur any
           obligation that constitutes an Assumed Liability.
                 (c) Food Court will not cause any Contract to lapse, expire or otherwise terminate, and will comply with all laws and agreements applicable to the conduct of the Business but this covenant shall not be deemed to have been breached if a Contract is terminated by reason of Prime Spot's misperformance of the Subcontract.
           7.2 Investigation by Prime Spot. During the period from the date hereof through the Closing Date, Prime Spot and its authorized representatives shall, upon reasonable notice and at Prime Spot's cost, have access during normal business hours to all employees, properties, books, records, contracts and documents relating to the Business and Food Court shall furnish or cause to be furnished to Prime Spot and its authorized representatives at its cost such information relating to the Business as Prime Spot may reasonably request. No investigation pursuant to this Section 7.2 shall affect any representation or warranty made by Food Court hereunder.
           7.3 Consents. (a) As soon as practicable after the date hereof, Food Court shall use its best efforts (and Prime Spot shall provide reasonable cooperation) to obtain such consents, waivers and approvals, in form and substance reasonably acceptable to Prime Spot, from Mall Operators and any other parties to Consent Contracts as may be necessary to permit the assignment of Consent Contracts and the transfer of the Purchased Assets to Prime Spot.
                 (b)   This Agreement shall not constitute an
assignment to Prime Spot of any Consent Contract or of any other Contract that may not be assigned without the consent of another Person or of Prime Spot's assumption of Food Court's obligations thereunder if such assignment or attempted assignment and assumption would constitute a breach thereof. If any such consent cannot be obtained, Food Court shall use its best efforts to secure for Prime Spot the benefits heretofore available to Food Court under the relevant Contract.
           7.4   Regulatory Authorization.   Food Court and Prime
Spot shall use their best efforts to obtain as soon as practicable all consents, waivers, and approvals of and by all courts and governmental authorities that are necessary, if any, for this Transaction and for the conduct of the Business by Prime Spot.
           7.5 Fulfillment of Conditions. Each of Food Court and Prime Spot will take all actions within its control to fulfill as soon as practicable the conditions set forth in Articles VIII and IX hereof, respectively.
           7.6 Announcements. No announcement or press release shall be made by either Food Court or Prime Spot relating to this Transaction unless approved in writing in advance by the other party hereto, except that any party hereto may make such announcement, press release or other report as may be required by any applicable provincial, federal or state law or regulation or by the rules of any stock exchange or other market in which the party's securities are traded.
           7.7   Employees of the Business.
                 (a) Employment Offers. Prime Spot may, but shall not be obligated to, offer employment to any employee of Food Court.
                 (b)   Benefits.  Prime Spot shall not be
obligated to maintain any Food Court employee benefit plan or to pay any benefit to any Food Court employee. In the event that Prime Spot employs any Food Court employee, it shall not be required to recognize any years of service recognized under Food Court employee welfare plans for purposes of determining eligibility for participation or benefits under Prime Spot welfare plans.
           7.8   Transition and Post-Closing Cooperation.   After
the Closing Date, Food Court will cooperate with Prime Spot to assist in effecting an orderly transfer of the operations of the Business, including but not limited to reasonable assistance in transferring accounting and operational information, establishing relationships with Mall Operators, advertisers and creators of programming, and notifying third parties that all Purchased Assets have been conveyed to Prime Spot. Subject to the terms and conditions hereof, each party shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make the Transaction effective.
           7.9 Allocation of Consideration. The parties hereby allocate the total consideration transferred by Prime Spot to Food Court pursuant to this Agreement (the "Consideration") in accordance with provisions of Section 1060 of the Code as set forth in Schedule 7.9. Food Court and Prime Spot agree to prepare, or cause to be prepared, and file, or cause to be filed, an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code. The determination and allocation of the Consideration derived pursuant to this subsection shall be binding on Prime Spot and Food Court for all tax reporting purposes.
            7.10 Bulk Sales Act. At least 20 days before the Closing Date, Food Court shall furnish to Prime Spot a sworn list of all of Food Court's creditors as required by, and with the detail provided in, Section 6-104 of the New York Uniform Commercial Code so that Prime Spot can give timely notice of this Transaction to all of Food Court's creditors. Food Court shall cooperate with Prime Spot in providing such additional information as may be necessary to comply with the bulk sales provisions of the New York Uniform Commercial Code.
Nevertheless, Prime Spot, by notice to Food Court, may waive Food Court's compliance with this Section 7.10.
           7.11  Further Assurances and Access to Records.
                 (a) Food Court hereby agrees that it will at any time and from time to time following the Closing Date, upon request of Prime Spot, execute, acknowledge and deliver, or will cause to be executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, transfers, conveyances and assurances as may be reasonable and necessary to further confirm the assignments and conveyances to Prime Spot, or to assist in collecting and taking possession of any Purchased Assets.
                 (b) After the Closing Date, Food Court, its authorized representatives, and representatives of federal and state taxing authorities shall have full access to inspect and copy during normal business hours all books and records delivered to Prime Spot by Food Court pursuant to Section 11.2 or which otherwise concern the Business prior to the Closing Date. Prime Spot shall maintain such books and records for a period of not less than two (2) years following the Closing. Prime Spot will cooperate with Food Court and will, at Food Court's cost, produce such personnel, documents and other data at its disposal which Food Court may reasonably request pertinent to any claim or action by or against Food Court relating to the Business.
           7.12  Approval of Transactions.
                 (a) Food Court represents that it has entered into a letter of intent to acquire shares of certain operating companies in exchange for Food Court common shares (the "Food Court Acquisitions") and that in the event that transaction is completed the Purchased Assets would no longer constitute substantially all of the property and assets of Food Court. If the Food Court Acquisition is closed on or before May 31, 1998, Food Court shall so notify Prime Spot and Closing of this Transaction shall occur within three business days after that notice.
                 (b)  In the event that the Food Court
Acquisition does not close by May 31, 1998, Food Court shall solicit its shareholders for their approval of this Agreement at the earliest possible time thereafter, in which solicitation Food Court shall notify its shareholders that Food Court's directors have approved, and recommend shareholder approval of, this Agreement. Prime Spot shall pay 50% of the cost of proxy solicitation up to $7,500 which amount shall be paid immediately to Food Court upon presentation of the vendor's invoice and proof of payment thereof by Food Court.
           7.13 Subcontract. Concurrent with the execution of this Agreement by the parties, Food Court and Prime Spot will enter into a further agreement (the "Subcontract") by which:
                 (a) During the period between the date of this Agreement and the Closing Date Prime Spot will undertake to perform, to its reasonable ability and as Food Court's subcontractor, Food Court's obligations under those Mall Operating Agreements for which Prime Spot is willing to perform those services ("Subcontract Services");
                 (b) Food Court shall make available to Prime Spot free of charge such Food Court assets that Prime Spot requires to perform Subcontract Services and that would be Purchased Assets if the Closing had then occurred and shall allow Prime Spot employees access to Food Court's South Carolina facility in order to perform Subcontract Services;
                 (c) Prime Spot shall, at its expense, maintain the Equipment to the extent necessary to perform Subcontract Services and bear the other costs of providing Subcontract Services; and
                 (d) All revenue generated by Prime Spot from Mall Operating Agreements shall belong to Prime Spot from which Prime Spot shall pay to each Mall Operator the portion of the revenue that Food Court was obligated to pay under the relevant Mall Operating Agreement.

                          ARTICLE VIII
      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PRIME SPOT
           The obligation of Prime Spot to consummate the Transaction is, at the option of Prime Spot, subject to the fulfillment prior to or on the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Prime Spot:
           8.1 Representations and Warranties True. All the representations and warranties of Food Court contained in this Agreement and in the Disclosure Schedule shall be true and correct as of the Closing Date as if made at and as of the Closing Date, subject to such changes or exceptions as may be contemplated by this Agreement; and Prime Spot shall have received one or more certificates to such effect executed by the President or the Treasurer of Food Court dated the Closing Date and the confirmation of Prime Spot counsel that Food Court has taken all corporate action required, and received all consents necessary, to empower Food Court to perform this Agreement.
           8.2 Covenants Performed. Food Court shall have performed and complied or shall have caused the performance and compliance with all covenants and agreements required by this Agreement on its part to be performed or complied with prior to or on the Closing Date, and Prime Spot shall have received a certificate to such effect executed by the President or the Treasurer of Food Court dated the Closing Date.
           8.3 Resolutions of Directors. Food Court shall have delivered to Prime Spot copies of resolutions of its Board of Directors and, if necessary, of its shareholders authorizing or ratifying the execution, delivery and performance by it of this Agreement, certified by its corporate Secretary.
           8.4 Litigation. There shall be no injunction, restraining order, or other order of any nature issued by a court of competent jurisdiction, or any attachment or lis pendens filed in any jurisdiction with respect to all or any material portion of the Purchased Assets or which shall direct that this Agreement or any of the transactions contemplated hereby not be consummated as herein provided.
           8.5   Mall Operating Agreements.   Food Court shall
assign to Prime Spot at least 16 Mall Operating Agreements, all of which may be Assignable Contracts or some of which may be Consent Contracts for which Mall Operators have consented to assignment as contemplated by Section 7.3.
           8.6 Opinion. Food Court shall have delivered to Prime Spot the opinion of Food Court counsel that Food Court has full corporate authority and power to execute, deliver and perform this Agreement in accordance with its terms and that no further authorization or approval of Food Court's stockholders, directors or creditors or from any court or administrative agency will be necessary therefor.
           8.7   Government Approval.  Approval of this
Transaction shall have been granted by the Vancouver Stock
Exchange.

                           ARTICLE IX
      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FOOD COURT
           The obligations of Food Court to consummate the transactions contemplated hereby are, at the option of Food Court, subject to the fulfillment prior to or on the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Food Court:
           9.1 Representations and Warranties True. All the representations and warranties of Prime Spot contained in this Agreement shall be true and correct as of the Closing Date subject to such changes or exceptions as may be contemplated by this Agreement; and Food Court shall have received a certificate to such effect executed by the President or a Vice President and the Secretary or Treasurer of Prime Spot.
           9.2 Covenants Performed. Prime Spot shall have performed and complied with or shall have caused the performance and compliance with all covenants and agreements required by this Agreement to be performed or complied with by Prime Spot prior to or on the Closing Date, and Food Court shall have received a certificate to such effect executed by the President or a Vice President and the Secretary or Treasurer of Prime Spot dated the Closing Date.
           9.3 Resolutions of Directors. Prime Spot shall have delivered to Food Court copies of the resolutions of its Board of Directors authorizing or ratifying the execution, delivery and performance of this Agreement, certified by the corporate Secretary of Prime Spot.
           9.4 Litigation. There shall be no injunction, restraining order, or other order of any nature, issued by a court of competent jurisdiction, which shall direct that this Agreement or any of the transactions contemplated hereby not be consummated as herein provided.
           9.5 Opinion. Prime Spot shall have delivered to Food Court the opinion of Prime Spot counsel that Prime Spot has full corporate authority and power to execute, deliver and perform this Agreement in accordance with its terms and no further authorization or approval of Prime Spot's shareholder, directors or creditors or from any court of administrative agency will be necessary therefor.
           9.6   Government Approval.  Approval of this
Transaction shall have been granted by the Vancouver Stock
Exchange.

                            ARTICLE X
                  SURVIVAL AND INDEMNIFICATION
           10.1  Survival of Representations, Etc.  All
representations, warranties and indemnities made by a party in this Agreement or pursuant hereto shall not be affected by any investigation at any time made by or on behalf of any other party hereto and shall survive the Closing hereunder, but shall terminate and expire on December 31, 2000, except as otherwise specifically provided herein and except that each party's warranties shall survive until December 31, 2003 and Food Court's representations and warranties made in Sections 5.12(a), 5.13 and
5.14 shall survive indefinitely.
           10.2 Indemnification by Food Court. Food Court hereby agrees, jointly and severally, to indemnify and hold Prime Spot harmless from and against any and all damages, losses, settlement payments, liabilities, judgments, penalties, interest and reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Losses") suffered, asserted against or required to be paid by Prime Spot arising out of or in connection with:
                 (a) the assertion against Prime Spot or the Purchased Assets of any claim arising in connection with the conduct of the Business prior to the Closing Date, or the ownership, operation or use of the Purchased Assets by Food Court prior to the Closing Date;
                 (b)   any product liability or other tort
liability claim by a third party relating to operation of the Business prior to the Closing Date;
                 (c) the claims of brokers or finders hired by or claiming to have been hired by Food Court;
                 (d) noncompliance with Section 6-104 of the New York Uniform Commercial Code (unless compliance therewith has been waived by Prime Spot pursuant to Section 7.10); or
                 (e) breach of any representation, warranty or covenant of Food Court hereunder.
           10.3  Indemnification by Prime Spot.   Prime Spot
hereby agrees to indemnify and hold Food Court harmless from and against any and all Losses suffered, asserted against or required to be paid by Food Court arising out of or in connection with:
                 (a) the assertion against Food Court of any claim arising in connection with the conduct of the Business by Prime Spot after the Closing Date, or the ownership, operation or use of the Purchased Assets by Prime Spot after the Closing Date;
                 (b)   claims arising in connection with the
Assumed Liabilities;
                 (c)   any product liability or other tort
liability claim by a third party relating to operation of the Business after the Closing Date;
                 (d) the claims of brokers or finders hired by or claiming to have been hired by Prime Spot; or
                 (e)   the breach by Prime Spot of any of its
representations, warranties or covenants hereunder.
           10.4  Indemnification Procedures.
                 (a) A party seeking indemnification hereunder ("Indemnitee") shall give written notice to the party from which indemnification is sought (the "Indemnitor") of any matter with respect to which Indemnitee seeks to be indemnified (a "Claim") within thirty (30) days after Indemnitee first has knowledge of such Claim, unless such Claim results from any action, suit or proceeding against the Indemnitee (a "Litigation"), in which case such notice shall be given promptly following Indemnitee's receipt of service of process in such Litigation, stating in such notice the nature of the Claim, all facts known to Indemnitee giving rise to such Claim, the amount or an estimate of the amount of the liability arising therefrom and the status of settlement or other negotiations, if any.
                 (b) A claim for indemnification may, at the option of the Indemnitee, be asserted as soon as any Claim has been asserted by a third party in writing, regardless of whether actual harm has been suffered or out-of-pocket expenses incurred, provided that the Indemnitee shall have reasonably determined that it may be entitled to indemnification hereunder in respect to such Claim.
                 (c)   After a Claim is made, the Indemnitee
shall permit the Indemnitor, at Indemnitor's option and expense, to assume the defense of such action, suit, proceeding, claim, demand or assessment with full authority to conduct such defense and the Indemnitee will cooperate fully in such defense. Indemnitor and Indemnitee shall cooperate with each other in the defense of any Claim and each shall have notice of, and access to, all discovery, trial or other proceedings and all documents relating to any such Claim.
                 (d)   Any delay or failure to notify the
Indemnitor shall relieve the Indemnitor of its obligations hereunder only to the extent, if at all, that it is or may be prejudiced by reason of such delay or failure. The Indemnitee shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee. In the event that the Indemnitor fails to assume the defense of any Claim within thirty
(30) days after the Indemnitee's notice of the Claim, the Indemnitee shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such action, claim or proceeding with counsel reasonably satisfactory to the Indemnitee at any time prior to the settlement, compromise or final determination thereof. Anything in this Section 10.4 to the contrary notwithstanding, the Indemnitor shall not, without the Indemnitee's prior written consent, settle or compromise any action or claim or proceeding or consent to entry of any judgment with respect to any such action or claim unless such settlement or compromise requires solely the payment of money damages by the Indemnitor and includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnitee from all liability in respect of such action, claim or proceeding.

                           ARTICLE XI
                             GENERAL
           11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date (a) by the written agreement of the parties; (b) by Prime Spot or Food Court if before June 30, 1998 a condition precedent to the performance by the other party, shall become impossible to be fulfilled on or before June 30, 1998 through no fault of the party seeking to terminate; or (c) by Food Court or Prime Spot, if the Closing shall not have occurred by June 30, 1998, unless such date has been extended by written agreement signed by the parties or has been delayed to that date by inaction of the party seeking to terminate. Termination of this Agreement pursuant to clause (b) or (c) of this Section 11.1 shall be effective upon the giving of written notice of such termination by the terminating party to the other party.
           11.2 Books and Records. Promptly following the Closing Date, Food Court shall deliver to Prime Spot all of Food Court's books, records, and other information in its custody or control Related to the Business.
           11.3 Notices. All notices under this Agreement shall be in writing and shall be effective (i) upon personal delivery against receipt therefor, (ii) if sent by mail, three business days after deposit in the United States or the Canadian Postal Service, first class, postage prepaid, registered or certified, return receipt requested, (iii) upon dispatch by facsimile but only if a copy of the notice is sent by mail on the same day, or
(iv) if sent by overnight courier, two business days after delivery to the courier. All notices given hereunder shall be addressed in the case of
           Food Court, to:       Food Court Entertainment, Inc.
                                 220 East 42nd Street
                                 New York, NY  10017
                                 U.S.A.

           with a copy to:       Stevens & Lee
                                 One Glenhardie Center
                                 1275 Drummers Lane
                                 P.O. Box 236
                                 Wayne, PA  19087-0236
                                 U.S.A.
                                 Attention: Stephen F. Ritner
                                 Fax No.: 610-687-1384

                 or

           in the case of
           Prime Spot, to:       Prime Spot Media, Inc.
                                 Suite 270
                                 4936-87 Street
                                 Edmonton, Alberta T6E 5W3
                                 Canada
                                 Fax No.: 403-462-8659

           with a copy to:       Satterlee Stephens Burke &
                                      Burke LLP
                                 230 Park Avenue
                                 New York, New York 10169
                                 Attention: Seth H. Dubin, Esq.
                                 Fax No.:  212-818-9606

or to such other address or to such other person as any party hereto shall have last designated by notice to the other parties hereto in accordance with this Section 11.3.
           11.4 Integration and Modification. This Agreement contains the entire agreement among the parties hereto with respect to the Transaction and there are no agreements, warranties or representations which are not set forth herein.
All prior negotiations, agreements and understandings, whether oral or written, are superseded hereby. This Agreement may not be modified or amended except by an instrument in writing signed by the party against which such modification or amendment is sought to be enforced.
           11.5 Governing Law. This Agreement shall be governed by a 2nd construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.
           11.6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure exclusively to the benefit of the parties and the successors, assigns and legal representatives of the parties hereto and no other Person shall be entitled to claim the benefit of or the right to enforce any provision of this Agreement which creates or may create any right or obligation between the parties hereto; provided, however, that this Agreement and all rights hereunder may not be assigned by either party without the consent of the other party except to an Affiliate of that party.
           11.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
           11.8 Miscellaneous Rules of Construction. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof. References in this Agreement to Sections, Schedules and Exhibits are to Sections of, and Schedules and Exhibits to, this Agreement, unless otherwise indicated. Words in the singular include the plural and words in the plural include the singular.
           11.9  Expenses.
                 (a)   Whether or not the Transaction is
consummated, all costs and expenses incurred in connection with this Agreement and the Transaction contemplated hereby shall be paid by the party incurring such expenses, except as provided in
Section 7.12(b).
           11.10 Waiver. No delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver shall be enforceable against any party hereto unless in writing, signed by the party against whom such waiver is claimed, and shall be limited solely to the one event.
           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                 FOOD COURT ENTERTAINMENT
                                 NETWORK, INC.
Attest:

____________________________     By:____________________________
                                 Title:_________________________


                                 PRIME SPOT MEDIA (NEW YORK),
                                 INC.
Attest:

____________________________     By:____________________________
                                 Title:_________________________

Agreed as to Section 2.5
Satterlee Stephens Burke &
Burke LLP

By:________________________
     Seth H. Dubin,
     Partner

                         EXHIBIT 4.2(i)

                          BILL OF SALE

                         EXHIBIT 4.2(ii)

                 ASSIGNMENT OF INTANGIBLE ASSETS

                        EXHIBIT 4.1(iii)

        ASSIGNMENT AND ASSUMPTION OF OPERATING AGREEMENT


("Assignment") made this      day of             , 1998, by and
between FOOD COURT ENTERTAINMENT NETWORK, INC., a Delaware corporation, having an address at 220 East 42nd Street, New York, New York 10017 (Assignor), and PRIME SPOT MEDIA USA, INC., a New York corporation, having an address at Suite 270, 4936-87 Street, Edmonton, Alberta, Canada T6E 5W3 (Assignee").

                           WITNESSETH:

          WHEREAS, Assignor is the holder of all of the right, title and interest as the Tenant in, to and under agreements (the "Agreements") between certain Mall Operators and the Assignor with respect to Assignor's right to install and maintain certain broadcast equipment, broadcast programming and the operation of a food court television network at mall locations described in each Agreement;

          WHEREAS, a list of each Agreement, including the name of the mall operator and the Agreement date of the Agreement, is attached hereto as Exhibit A and made a part hereof; and

          WHEREAS, Assignor desires to assign its entire interest under each Agreement listed in Exhibit A and Assignee desires to accept such assignment subject to the terms and conditions set forth herein.

          NOW THEREFORE, for good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged by Assignor, Assignor and Assignee agree as follows:

          1. Assignor hereby assigns, sets over and transfers to Assignee all right, title and interest of Assignor in, to and under each of the Agreements, effective as of the date hereof (the "Effective Date"), including, without limitation, all right, title and interest of Assignor under the Agreement. Assignee hereby assumes and covenants to perform any and all of the obligations and performance of the Assignor under the Agreement arising or accruing on and after the Effective Date, including, without limitation, the obligations to broadcast programming and advertisements, maintain the equipment and make certain payments to mall operator, and agrees to be bound by all of the covenants, agreements, terms, provisions and conditions applicable to the Assignor under the Agreement arising or accruing from and after the Effective Date and agrees to indemnify and hold harmless Assignor from and against any claims, obligations, liabilities, causes of action, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising or accruing under the Agreement from and after the date hereof.

          2. Assignor represents and warrants to Assignee that as of the Effective Date:

               (a)  A true and complete copy of each of the
Agreements listed in Exhibit A has been delivered to Assignee, the receipt of which is acknowledged by Assignee's execution of this Assignment;

               (b) The Agreement is in full force and effect and has not been modified;

               (c)  The Agreement has not heretofore been
assigned or otherwise encumbered by Assignor; and

               (d) Assignor has full power and authority to execute and deliver this Assignment and to carry out its obligations hereunder and that this Assignment is valid and binding upon Assignor in accordance with its terms.

          3. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same instrument.

          4. This Assignment and the obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, shall be governed and construed in accordance with the laws of the State of New York and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

                              FOOD COURT ENTERTAINMENT NETWORK,
                              INC.

                              By:________________________________
                                   Name:
                                   Title:


                              PRIME SPOT MEDIA, INC.

                              By:________________________________
                                   Name:
                                   Title:

                         EXHIBIT 4.1(iv)
                       ASSIGNMENT OF MARKS

                          SCHEDULE 1.9
                            CONTRACTS

Mall Operating Agreements* with:                 Agreement Date

Christiana Mall Newark, Delaware               April 13, 1995
Haywood Mall, Greenville, South Carolina       August 10, 1995
Nanuet Mall, Nyack, New York                   August 10, 1995
Orland Square, Orland Park, Illinois           August 10, 1995
Boulevard Mall, Las Vegas, Nevada              March 21, 1996
White Flint Mall, North Bethseda, Maryland     June 12, 1996
Springfield Mall, Springfield, Virginia        May 28, 1996
Chesterfield Town Center, Richmond, Virginia   September 24, 1996
University Mall, Tampa, Florida                October 21, 1996
Greenbrier Mall, Chesapeake, Virginia          September 5, 1996
The Center at Salisbury, Salisbury, Maryland   September 24, 1996
Meriden Square, Meriden, Connecticut           October 7, 1996
Eagle Ridge Mall, Lake Wales, Florida          January 20, 1997
West Oak Mall, Ocoee, Florida                  January 20, 1997
River Hills Mall, Mankato, Minnesota           January 9, 1997
Coliseum Mall, Hampton, Virginia               March 11, 1996
Valley View Center, Dallas, Texas              January 14, 1997
North Point Mall, Alpharetta, Georgia          January 9, 1997
Connecticut Post Mall, Milford, Connecticut    October 7, 1996
Pheasant Lane Mall, Nashua, New Hampshire      November 20, 1996

Certain of these agreements are denominated "Lease Agreements", others "Operating Agreements" and others "Contracts".

                          SCHEDULE 1.12
                            EQUIPMENT

                          SCHEDULE 1.23

                              MARKS

                            ARTICLE V

                       DISCLOSURE SCHEDULE


                              None

                          SCHEDULE 5.5

                      FINANCIAL STATEMENTS

                            EXHIBIT G

                      EMPLOYMENT AGREEMENT

          AGREEMENT made the       day of ______________________,
1995 by and between NEWCO, Inc. a Delaware corporation, with its principal place of business at
                      (hereinafter the "Company") and Peter
Bolduc residing at
     , (hereinafter the "Employee").

                      W I T N E S S E T H:

          WHEREAS, the Employee has on the date hereof resigned as President of Great Northern Recycling Inc. ("GNR"), a
          corporation wholly-owned by the Employee and has caused
GNR to sell to the Company certain assets used by GNR in its paper recycling business (the "Asset Sale"); and

          WHEREAS, the Employee represents that he has extensive and valuable managerial experience and expertise with respect to the paper recycling business to be conducted by the Company and is willing to enter into the employ of the Company in accordance with the provisions hereinafter set forth; and

          WHEREAS, the Company desires to employ the Employee in accordance with this Agreement;

          NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, it is hereby agreed by and between the parties as follows:

          1.   Employment.  The Company hereby employs the
Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

          2. Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall commence on ______________________,1995, and shall terminate
______________________, 199___.

          3. Duties. The Employee is engaged hereunder as its President and shall have such duties as are prescribed for such office in the By Laws of the Company, or as the Board of Directors of the Company shall specify from time to time.

          4.   Extent of Services.

               (a) The Employee shall devote his entire business time, attention, knowledge, energy and skill solely to the business and affairs of the Company and to the promotion of its interests and will at all times faithfully, industriously, and to the best of his ability, experience and talents perform all of the duties that may be required of him hereunder.

          (b) The Employee will not take part directly or indirectly in any activities or conduct which are detrimental to the best interests of the Company or which, in the reasonable judgment of the Company, may interfere with the Employee's ability to devote adequate time and attention to discharge his duties to the full extent required hereunder and the Company shall be entitled to all the benefits and profits arising from or incident to all work, services, and advice of the Employee; and the Employee will not, without the consent of the Company, engage in any compensated activity on his own or as employee or consultant for any person other than the Company.

          5.   Compensation.

               (a)  For all of his services, agreements and
covenants hereunder the Employee shall, except as otherwise provided herein, accept in full compensation therefor a salary, less withholding in such amounts as are required by law, payable in appropriate installments to conform with the Company's regular payroll dates, at the rate of $135,000.00 per calendar year. In addition, the Employee shall be entitled to receive a bonus for each calendar year of his employment with the Company hereunder in the amount of $35,000.00 if the Company shall have net profits (calculated by the Company's independent auditors in accordance with generally accepted accounting principles, consistently applied), for such year of $500,000 or more, plus an additional bonus in the amount of $30,000.00 if the Company's net profits (as so calculated) for such year shall be $750,000 or more. All such bonuses hereunder shall be payable within thirty (30) days after the calculation of the Company's net profits for the year by the Company's independent auditors as provided above, which shall be commenced as promptly as possible after the end of each such calendar year.

               (b) As a further inducement to accept employment with the Company hereunder, the Company agrees to make a nonrecourse loan to the Employee on or about April 15, 1996 in the principal amount of up to $305,000.00 with interest thereon at the rate of 5% per annum payable in equal installments of principal and interest over a ten (10) year period, and with the final such installment to be due and payable on or about
April 15, 2006; such loan to be used by the Employee solely to pay his 1995 U.S. Federal income tax obligation arising from the Asset Sale, and to be evidenced by a promissory note reflecting the foregoing terms and to be secured by the pledge of all shares of the capital stock of the Company owned by the Employee and GNR, such promissory note and pledge to be in form and substance satisfactory to the Company.

          6. Employee Benefits. The Company shall provide the Employee, at its own expense (but in the case of insurance, subject to the insurability, without penalty, of the person to be insured) with the health, accident and major medical insurance, pension and other benefits offered to the employees of the Company generally.

          7.   Expenses.

               (a) The Company agrees that each month during the period of his employment under this Agreement, the Employee shall be reimbursed for any ordinary and necessary business expenditures made by him in performing his duties hereunder upon presentation and approval of expense statements, receipts, vouchers or such other supporting information as may from time to time be requested by the Company.

               (b)  Such ordinary and necessary business
expenditures shall include, but not be limited to, business travel, (other than daily commutation) accommodation and entertainment (to the extent allowed as a deduction by the Company under applicable tax laws and regulations) but shall not include moving costs, costs of living accommodations or other costs incidental to acceptance of employment under this Agreement.

          8. Vacation. The Employee shall be entitled to (___) weeks paid vacation for each twelve (12) months he is employed pursuant to this Agreement.

          9.   Non-Competition; Confidential Information.

               (a) The Employee agrees that during the term of this Agreement and for one (1) year thereafter, he will not, within the States of _______________________, directly or indirectly, (i) own, manage, operate or control; (ii) enter the employ of; (iii) participate in or render any service to; or
(iv) be in any other way connected with, any "Competitive Interest" of the Company (herein defined as any person, partnership, corporation or other entity engaged in any paper recycling business; provided however that nothing herein shall be deemed to prevent or limit the right of the Employee to invest in the securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, or in real estate.

               (b) The Employee agrees that he will regard and preserve as confidential any information that is not public knowledge concerning the Company or its business which is obtained by him from any source whatsoever during the course of his employment hereunder or by GNR and (to the extent that such information does not become public knowledge other than by his violation of this Agreement) that he will not, without the prior written consent of the Company, directly or indirectly, disclose or communicate to any person, partnership, corporation or other entity in any manner whatsoever, during his employment or at any time thereafter, any of such information obtained by him while employed hereunder. Because of the unique nature of the Employee's services and because a breach of this Paragraph 9 cannot be adequately compensated by money damages, in the event of a breach or threatened breach by the Employee of the provisions of this Paragraph 9, the Company shall be entitled to an injunction, without having to prove irreparable harm, restraining the Employee from being in any way (as hereinabove described) connected with any Competitive Interest, and/or from disclosing, in whole or in part, any of the above described information concerning any matters affecting or relating to the Company, or from rendering any services to any person, partnership, corporation, or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

          10.  Termination.

               (a) This Agreement shall terminate forthwith upon the death of the Employee.

               (b)  This Agreement may be terminated by the
Company by written notice to the Employee

                    (i)   in the event the Employee materially
          breaches any of the terms hereof;

                    (ii)  in the event there has been continued
          neglect or willful misconduct in connection with the performance of his duties hereunder by the Employee;

                    (iii) in the event the Employee has become
          "disabled" (herein defined as the failure because of illness or incapacity to render services of the character herein contemplated for a period of thirty
          (30) consecutive days or for an aggregate period of sixty (60) business days during the previous twelve
          (12) month period);

                    (iv)  in the event the Company (A) mergers or
          consolidates with or into another entity; or (B) sells all or substantially all of its assets to an unaffiliated third party; or

                    (v)   in the event of disloyal, dishonest or
          illegal conduct by the Employee.

               (c) The Employee may terminate this Agreement by written notice to the Company in the event

                    (i)   the Company is declared bankrupt, makes
          an assignment for the benefit of creditors or permits or suffers the appointment of a receiver of all of its business or assets; or

                    (ii)  the Company materially breaches this
          Agreement.

               (d) In the event of termination pursuant to any provision hereof other than Sub-paragraph 10(c), the Company's obligations hereunder shall cease and terminate as of the date of such termination, provided that in the event of the termination hereof pursuant to Sub-paragraph 10(b)(iv), the Company shall pay the Employee, as a lump-sum severance payment, a sum equal to _______ weeks salary at the rate then in effect.

          11.  Representations and Warranties; Indemnification.

               (a) The Employee represents and warrants to the Company this his employment by the Company does not and will not violate any provision of law or any duty by which he is bound and will not conflict with or result in a breach of any agreement, instrument, or other understanding to which he is a party or by which he is bound, and the Employee agrees that he will indemnify and hold harmless the Company, its directors, officers and employees against any claims, damages, liabilities and expenses which may be incurred (including reasonable expenses of investigation or of defending against the same and amounts paid in settlement) by any of them in connection with any claim based upon or related to a breach of the Employee's representation and warranty set forth above.

               (b) The Company represents and warrants to the Employee that the execution and performance hereof does not and will not violate any provision of any law or any duty by which it is bound and will not conflict with or result in a breach of any agreement, instrument, or other understanding to which it is a party or by which it is bound and agrees to indemnify and hold harmless the Employee against any claims, damages, liabilities and expenses which he may incur (including reasonable expenses of investigation or defending against the same and amounts paid in settlement) in connection with any claim based upon or related to a breach of its representation and warranty set forth above.

          12. Arbitration. Any controversy or claim arising out of, under, or in connection with this Agreement or any breach thereof, shall be settled by arbitration in the City of New York State of New York in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award of the arbitrators may be entered in the Courts of any state having jurisdiction hereof.

          13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

          14. Partial Invalidity. If any provision of this Agreement shall contravene or be invalid under the laws of any jurisdiction in which this Agreement shall be performed or enforced, then such provision or invalidity shall be deemed to be modified to the extent necessary to render it valid and enforceable, and if no such modification shall render it valid and enforceable, then the Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

          15. Waiver, Modification, Amendment, Termination. Except where specific time limits are herein provided, no delay on the part of either party hereto in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right. No wavier, modification, or amendment of this Agreement or any provision hereof, shall be enforceable against either party hereto unless in writing, signed by the party against whom such waiver, modification, amendment or termination is claimed, and with regard to any waiver, shall be limited solely to the one event.

          16. Integration. This Agreement contains the entire Agreement between the parties hereto with respect to the subject matter hereof and replaces any and all prior agreements or understandings, whether written or oral; and neither party shall be bound by, or shall be deemed to have made, any representations and/or warranties except those expressly contained herein.

          17. Notices. All notices in connection herewith shall be validly given or made, only if in writing and delivered personally or by registered or certified mail return receipt requested, with postage prepaid to the party entitled or required to receive the same at the address first above given or at such other address as either party may designate to the other by notice as herein provided.

          18. Successors and Assigns. None of the rights, benefits or obligations of the Employee under this Agreement shall be transferred or assigned without the prior written consent of the Company. The Company shall not transfer or assign any of its rights, benefits or obligations hereunder, except in connection with the merger or consolidation of the Company, without the prior written consent of the Employee into or with any other corporation or other entity or entities or in connection with the transfer of all or substantially all of its assets. Except as hereinabove otherwise provided, this Agreement shall inure to and be binding upon the parties hereto and their respective successors, assigns and legal representatives.

          19. Captions. The captions or headings of the Paragraphs herein are inserted only as a matter of convenience, and in no way define, limit or in any other way describe the scope of this Agreement or the intent of any provisions hereof.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized and its corporate seal to be hereunto affixed, and the Employee has hereunto set his hand as of the day and year first above written.

                              ___________________________________
                              Peter Bolduc


                              NEWCO, INC.

                              By:________________________________
                              Title:  Chairman

                          SCHEDULE 7.9

               SECTION 1060 ALLOCATION

               Allocation of Purchase Price:

                    Equipment:                    $225,000

                    Mall Operating Agreements      225,000
                                                  $450,000